Exhibit 10.1

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

(Aytu BioScience, Inc. purchases services)

This Independent Contractor Services Agreement (“Agreement”) is made on the 1st day of May 2019 (“Effective Date”), by and between Aytu BioScience, Inc. (“Company”) and Averaden, LLC (“Contractor”).

Engagement of Services. Company may issue Project Assignments to Contractor in the form attached to this Agreement as Exhibit A (“Project Assignment”). Subject to the terms of this Agreement, Contractor will render the services set forth in Project Assignment(s) accepted by Contractor (“Services”) by the completion dates set forth therein.

1.
Compensation. Company will pay Contractor the fees set forth in each Project Assignment for Services rendered pursuant to this Agreement and to any such Project Assignment. Contractor will be reimbursed only for expenses which are expressly provided for in a Project Assignment or which have been approved in advance in writing by Company, within forty-five (45) days of receipt of Contractor’s invoice, provided Contractor has furnished such documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Contractor will be paid fees on the basis stated in the Project Assignment(s) for work which has been completed.

2.
Independent Contractor Relationship. Contractor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Contractor shall control the manner and means of performing Contractor’s obligations hereunder, including retention of third parties to act on Contractor’s behalf (“Contractor’s Agents”), provided, however, that Contractor shall cause Contractor’s Agents to observe the provisions of Section 4 (Confidential Information) of this Agreement and Contractor shall be responsible for the performance of Contractor’s Agents. Contractor will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Contractor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

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3.
Confidential Information.

3.1           Definition of Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, its suppliers and customers, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or Contractor in the course of Company’s business.

3.2           Nondisclosure and Nonuse Obligations. Contractor will use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Contractor agrees that it shall treat all Confidential Information of Company with the same degree of care as it accords to its own Confidential Information, and Contractor represents that it exercises reasonable care to protect its own Confidential Information. If Contractor is not an individual, Contractor agrees that it shall disclose Confidential Information of another party only to those of its employees who need to know such information and certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement. Contractor will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information. If, in connection with providing services hereunder, Contractor desires to disclose Confidential Information to third parties, Contractor may do so only with the prior written consent of Company and after providing Company with a copy of an executed confidentiality agreement binding such third party to terms at least as stringent as the confidentiality terms contained in this Section 4.

3.3           Exclusions from Nondisclosure and Nonuse Obligations. Contractor’s obligations under Section 3.2 (Nondisclosure and Nonuse Obligations) with respect to any portion of Confidential Information shall terminate when Contractor can document that: (a) it was in the public domain at or subsequent to the time it was communicated to Contractor by the disclosing party through no fault of Contractor; (b) it was rightfully in Contractor’s possession free of any obligation of confidence at or subsequent to the time it was communicated to Contractor by the disclosing party; (c) it was developed by employees or agents of Contractor independently of and without reference to any information communicated to Contractor by the disclosing party; or (d) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.

(a)           Disclosure of Third-Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

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4.           Ownership Rights in Company Property. Company shall be the sole and exclusive owner of Company Property. “Company Property” means (a) all materials (including, without limitation, all documents, data, reports, drawings, analyses, equipment, products, prototypes, services and other work) furnished to Contractor by Company or produced by Contractor in the performance of this Agreement or pursuant to any Project Assignment; and (b) all copyrights, patents, trade secrets, inventions, and other proprietary rights produced by Contractor in the performance of this Agreement or pursuant to any Project Assignment. The term “Company Property” does not include any general know-how, methodology, processes, products, devices or experience of Contractor gained prior to performance of the Services or from experience gained parallel to performance of the Services from unrelated sources. To the fullest extent permitted by law, all Company Property produced by Contractor shall be deemed to be “Works for Hire” for the benefit of Company, as U.S. federal and international copyright law defines that term. To the extent Company Property may not be considered Works for Hire, Contractor hereby sells, assigns, and transfers all of its rights, title, and interest in Company Property to Company, without additional consideration. Contractor shall promptly execute and deliver any documents or instruments reasonably requested by Company to evidence such transfers and Contractor shall be reimbursed for reasonable expenses incurred by compliance with this obligation.

5.
Return of Company’s Property. Contractor agrees to promptly deliver the original and any copies of the Company Property to Company at any time upon Company’s request. Upon termination of this Agreement by either party for any reason, Contractor agrees to promptly deliver to Company or destroy, at Company’s option, the original and any copies of the Company Property. Contractor agrees to certify in writing that Contractor has so returned or destroyed all such Company Property if Company so requests.

6.
Unique Nature of Contractor’s Services. Contractor represents and agrees that the Services to be performed pursuant to this Agreement and to any applicable Project Assignment are of a special and unique character that gives them special value to Company. Therefore, Contractor shall not assign the Services or any portion of this Agreement to be performed by any individual without the prior written consent of Company.

7.
Term and Termination.

7.1           Term. This Agreement is effective as of the Effective Date set forth above and will terminate on the date set forth in the Project Assignment, unless terminated earlier as set forth below (“Term”).

7.2           Termination by Company. Company may terminate this Agreement, with or without cause, at any time upon thirty (30) days prior written notice to Contractor.

7.3           Termination by Contractor. Except during the term of a Project Assignment, Contractor may terminate this Agreement, with or without cause, at any time upon thirty (30) days’ prior written notice to Company.

7.4           Survival. The rights and obligations contained in Sections 3 (Confidential Information) and 4 (Ownership Rights in Company Property) will survive any termination or expiration of this Agreement.

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8.
Notices. Any notice which a party is required or permitted to give to another party shall be given by personal delivery, email, or registered or certified mail, return receipt requested, addressed to the other party at the appropriate address set forth in this Section 9 below, or at such other address as the other party may from time to time designate in writing. The date of personal delivery or the date of mailing of any such notice shall be deemed to be the date of delivery thereof.

If to Company:	373 Inverness Parkway, Suite 206 Englewood, CO
USA 80112
If to Contractor:

9.
Warranty.

9.1           Quality. Contractor warrants to Company that the Services performed under this Agreement shall be performed with the degree of skill and care that is required by current, good and sound professional procedures and practices, and in conformance with generally accepted professional standards prevailing at the time the work is performed so as to ensure that the services performed are correct and appropriate for the purposes contemplated in this Agreement and related Project Assignments.

9.2           Infringement. Contractor represents to Company that the material, products, services, or other work assignments to be furnished, produced or performed under this Contract will not infringe any copyright, patent, trade secret, or license, or otherwise violate the intellectual property or proprietary rights, of any person or entity. Contractor agrees to indemnify and hold Company harmless from and against any and all liabilities, costs and damages arising out of any such infringement and from any suit, demand or claim made against Company alleging any such infringement. Contractor agrees to defend Company against any such suit, demand or claim, at Contractor’s expense. Contractor further agrees to pay any judgment or reasonable settlement offer resulting from such suit, demand or claim, and to pay all damages and attorney’s fees. If there is such a claim, Contractor agrees to either procure for Company the right to continue using the material, replace them with non-infringing material, or modify them so that they become non-infringing.

10.
Conflicts of Interest. Contractor shall exercise reasonable care and diligence to prevent any actions or conditions that could result in a conflict with any Company interest. During the Term, Contractor shall not accept any employment or engage in any consulting work that creates a conflict of interest with Company or in any way compromises the services to be performed under this Agreement. Contractor shall immediately notify Company of any and all violations or potential violations of this clause upon becoming aware of such violation. Termination, expiration, or completion of this contract immediately releases Contractor from this obligation.

11.
Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times

12.
Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

13.
Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Project Assignments and Services undertaken by Contractor for Company. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY: Aytu BioScience, Inc. By: _____________________________ Name: Aytu BioScience, Inc.	CONTRACTOR: Gary Cantrell Averaden, LLC By:_________________________________ Name: Averaden, LLC

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EXHIBIT A

PROJECT ASSIGNMENT

Services:

Scope of Work: Aytu BioScience is engaging Averaden, LLC to assist in corporate business development activities. Specifically, Averaden, LLC will assist Aytu’s senior management in identifying potential product and business acquisitions or licensing opportunities that fit within the company’s current or future commercial strategies. On-market or near-market therapeutic opportunities will be prioritized as targets. Averaden will work directly with Aytu’s CEO, COO, and CFO and, if product or business targets are presented and moved forward, Averaden, LLC will assist in due diligence, financial analysis, and negotiation of deal terms.

Timeline: One year from the commencement of this agreement

Objectives/Deliverables:

●
Identify products and businesses that are available for in-licensing or acquisition. On-market or near-market opportunities will be prioritized

●
Work with Aytu senior management to perform diligence and commercial assessments and, if the opportunities move forward, develop and negotiate deal terms

●
Evaluate business development priorities and targets periodically with Aytu senior management

Project Termination Date: May 15, 2020

*If extension is required for any reason, email approval by Joshua Disbrow, CEO at Aytu BioScience, Inc., must be obtained.

Payment of Fees:

Rate: $8,400.00/month
Estimated time/cost to complete: 12 months
Not to exceed amount (without Aytu approval): $110,000

A detailed invoice must be submitted to Aytu at least monthly. Invoice to be paid within 45 days of receipt. If submitted by email, direct to accountspayable@aytubio.com

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Expenses: Company will reimburse Contractor for all reasonable, ordinary, and necessary expenses, which shall be billed at cost, incurred in connection with this Project Assignment upon receipt of proper documentation of those expenses from Contractor, as determined and approved by sponsor. Expenses require prior written approval for reimbursement:
■
Travel, lodging, transportation, and meal expenses
■
Miscellaneous business expenses incurred in the completion of tasks for Company

NOTE: This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Company and Contractor. Any item in this Project Assignment that is inconsistent with that Agreement is invalid.

IN WITNESS WHEREOF, the parties have executed this Project Assignment as of the 30th day of April 2019.

COMPANY: Aytu BioScience, Inc. By: _________________________________ Name: Aytu BioScience, Inc.	CONTRACTOR: Gary Cantrell Averaden, LLC By:_________________________________ Name: Averaden, LLC

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